Exhibit 4.2
AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF SERIES A JUNIOR
PARTICIPATING PREFERRED STOCK
of
Imation Corp.
Pursuant to Section 151 of the General Corporation Law
of the State of Delaware
     The undersigned officer of Imation Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:
     1.     That by resolution of the Board of Directors of the Corporation adopted on June 18, 1996, and by a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock filed in the office of the Secretary of State of the State of Delaware on June 28, 1996, the Corporation authorized the issuance of a series of 1,000,000 shares of Series A Junior Participating Preferred Stock of the Corporation and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof.
     2.     That no shares of Series A Junior Participating Preferred Stock of Imation Corp. have been issued.
     3.     That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation and Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation on June 21, 2006 adopted the following resolution amending and restating, effective 6:00 p.m., Delaware time, on July 3, 2006, the provisions of the Series A Junior Participating Preferred Stock:
     RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Imation Corp. is hereby amended and restated, effective 6:00 p.m., Delaware time, on July 3, 2006, to read in its entirety as follows:
     Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 1,000,000. The number of shares constituting such series may, unless prohibited by the Restated Certificate of Incorporation or by applicable law of the State of Delaware, be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of Series A Junior Participating Preferred Stock to a number less than the sum of the number of shares then outstanding or held in treasury plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Junior Participating Preferred Stock.

     Section 2. Dividends and Distributions.
     (A)     Subject to the prior and superior rights of the holders of any shares of any class or series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, in preference to the holders of shares of any class or series of stock ranking junior to the Series A Junior Participating Preferred Stock in respect thereof, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.01 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after July 3, 2006 (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (B)     The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
     (C)     Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.
     Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:
     (A)     Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after July 3, 2006 (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B)     Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(C)  (i)     If, at the time of any annual meeting of stockholders for the election of directors, six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Junior Participating Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Junior Participating Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series A Junior Participating Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Junior Participating Preferred Stock being entitled to cast a number of votes per share of Series A Junior Participating Preferred Stock as is specified in paragraph (A) of this Section 3. If the holders of Series A Junior Participating Preferred Stock fail to elect two directors, voting separately as a class pursuant to the right granted in this Section 3(C), the holders of Common Stock shall have no right to elect directors to fill such directorships and such directorships shall remain vacant until the holders of Series A Junior Participating Preferred Stock fill such vacancies.
     (ii)     Until all dividends in arrears on the Series A Junior Participating Preferred Stock which permitted the election of said directors pursuant to this Section 3(C) shall have been paid or declared and set aside for payment, any director who shall have been so elected pursuant to the provisions of this Section 3(C) may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Junior Participating Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a meeting of such holders, and any vacancy thereby created may be filled at that meeting or thereafter by the vote of such holders or by the remaining director previously elected by a class vote of holders of the Series A Junior Participating Preferred Stock pursuant to this Section 3(C). Any such special meeting to remove any such director or fill such a vacancy shall be called by the Chief Executive Officer, Chief Financial Officer, or the Secretary of the Corporation for a time not earlier than 20 days or later than 60 days after a request for such a meeting is made by written notice to the Secretary of the Corporation by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total voting power of shares of Series A Junior Participating Preferred Stock then outstanding.
     (iii)     No voting rights may be exercised with respect to class voting by the holders of Series A Junior Participating Preferred Stock pursuant to this Section 3(C) unless a quorum consisting of the presence in person or by proxy of holders of at least one-third of the voting power of the outstanding Series A Junior Participating Preferred Stock is present at the annual or special meeting. The directors so elected pursuant to this Section 3(C) shall continue in office until their successors shall have been elected pursuant to this Section 3(C). Any vacancy in the Board of Directors created by the death, disability, or resignation of any director elected by the holders of Series A Junior Participating Preferred Stock, voting separately as a class, pursuant to this Section 3(C) may be filled by the remaining director previously elected by a class vote of holders of the Series A Junior Participating Preferred Stock pursuant to this Section 3(C) or by the vote of the holders of Series A Junior Participating Preferred Stock, voting separately as a class, to the exclusion of the holders of Common Stock.

     (iv)     If and when all dividends in arrears on the Series A Junior Participating Preferred Stock which permitted the election of directors pursuant to this Section 3(C) shall have been paid or declared and set aside for payment, the holders of the Series A Junior Participating Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of six quarterly dividends (whether or not consecutive) on Series A Junior Participating Preferred Stock following divestiture of the foregoing special voting rights. Upon the divestiture of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(C) shall be in addition to any other voting rights granted to the holders of the Series A Junior Participating Preferred Stock in this Section 3.
     (D)     Except as set forth herein or provided by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock or any other capital stock of the Corporation having general voting rights as set forth herein) for taking any corporate action.
     Section 4. Certain Restrictions.
     (A)     Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
     (i)     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;
     (ii)     declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
     (iii)     except as provided in clause (iv) of this Section 4(A), redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or
     (iv)     purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except, notwithstanding anything stated in clause (iii) of this Section 4(A), in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B)     The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
     Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation, or in any other Certificates of Designation creating a series of Preferred Stock or as otherwise required by law.
     Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of Series A Junior Participating Preferred Stock shall have received the greater of (i) $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred (100) times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except distributions made ratably on the Series A Junior Participating Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Corporation shall at any time after July 3, 2006, declare or pay any dividend on the shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a greater or lesser number of Common Stock, then in each such case the aggregate amount to which holders of Series A Junior Participating Preferred Stock were entitled immediately before such event under clause (a)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.
     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after July 3, 2006 (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.
     Section 9. Rank. The Series A Junior Participating Preferred Stock shall rank junior with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up to all other series of the Corporation’s Preferred Stock hereafter issued that specifically provide that they shall rank senior to the Series A Junior Participating Preferred Stock.

     Section 10. Amendment. The Restated Certificate of Incorporation shall not be further amended, whether by merger, consolidation or otherwise, in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority in voting power or more of the outstanding shares of Series A Junior Participating Preferred Stock, if any, voting separately as a class.
     Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.
     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock this 21st day of June, 2006.

Imation Corp.

/s/ John L. Sullivan
Name: John L. Sullivan
Title: Senior Vice President, General Counsel and Secretary